SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2012

MUSTANG GEOTHERMAL CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	Commission File Number 000-50191	98-0201259 (I.R.S. Employer Identification Number)

10580 N. McCarran Blvd., Building 115 – 208

Reno, NV 89503

(Address of Principal Executive Offices and Zip Code)

(775) 747-0667

(Issuer's telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

(a)(1) Mustang Geothermal Corp. (the “Registrant”) entered into a material definitive agreement not made in the ordinary course of its business on March 8, 2012. The parties to the agreement are Mustang Geothermal Corp. and North Homestake Mining Company, a Nevada corporation (“North Homestake”). A material relationship exists between Richard Bachman, the Registrant’s Director, President, Chief Executive Officer and Chief Financial Officer, and Gerald Aberle, the Registrant’s Director, on the one hand, and North Homestake on the other hand in that Messrs. Bachman and Aberle own 100% of the issued and outstanding common stock of North Homestake and constitute the complete board of directors of North Hometake.

(a)(2) The Registrant and North Homestake agreed to an exchange of common stock to affect the Registrant’s acquisition of North Homestake’s gold exploration properties located in South Dakota. Conditions precedent to the closing of the transaction are: (i) The Registrant’s affecting a ten for one reverse split of its common stock; (ii) Changing the name of the Registrant to Dakota Territory Resource Corp; and, (iii) Applying for and changing the ticker symbol of the Registrant consistent with the proposed name change. The transaction is agreed to close on March 31, 2012, or as soon as is legally practicable in anticipation of regulatory review by the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Section 5 - Corporate Governance and Management

Item 5.07 Submission of Matters to a Vote of Security Holders.

On March 8, 2012, pursuant to the Registrant’s By Laws and applicable Nevada Revised Statutes, shareholders representing 21,625,000 shares, or approximately 63% of the total common shares issued and eligible to cast votes, held a Special Shareholder Meeting and considered, approved and authorized the terms of the Material Definitive Agreement noted above. The Registrant’s Board of Directors, by an affirmative vote of the Registrant’s disinterested directors on March 8, 2012, also approved entry into the Material Definitive Agreement.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Listed below are exhibits filed as a part of this report:

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release March 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSTANG GEOTHERMAL CORP. (Registrant)

Date March 9, 2012

By /s/ Richard Bachman

Richard Bachman, PRESIDENT

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